Exhibit 7.1

August 18, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Veroni Brands Corp. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.02(b) of Form 8-K, as part of the Form 8-K of Veroni Brands Corp. dated August 18, 2021. We agree with the statements concerning our Firm disclosed under item 4.02(b) in such Form 8-K.

Very truly yours,

/s/ M&K CPAS, PLLC
Houston, Texas